Exhibit 10.6

EXCLUSIVE DEVELOPMENT AND SUPPLY AGREEMENT

This Exclusive Development and Supply Agreement (“Agreement”) is made and entered into as of July 9, 2017 (“Effective Date”), between ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, IL 60010, and ANDERSEN PHARMA, LLC, a Delaware limited liability company (“Andersen”), with a place of business at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 (each a “Party” and collectively the “Parties”).

RECITALS

ANDERSEN is engaged in the business of development of finished pharmaceutical products;

ETON is engaged in the business of developing, marketing, distributing and selling pharmaceutical drug products;

WHEREAS, ANDERSEN is developing the Product (as defined below) for the US market and has agreed to have ETON sell, market and distribute Product within the Territory subject to the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree to the following terms and conditions:

AGREEMENT

1.	DEFINITIONS

1.1	“Adjusted Gross Profit” or “AGP” means (a) Net Sales less the Purchase Price and (b) Net Licensing Revenues, collectively, in excess of the Legal Recovery Amount.

1.2	“Affiliate” means with respect to any Party, any party controlling, controlled by or under common control with any such Party. For purposes hereof, “control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.3	“ANDA” means an Abbreviated New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.4	“APA” means the Asset Purchase Agreement to be entered into between the Parties upon exercise of the option pursuant to Section 2.2 in the form attached as Exhibit B.

1.5	“API” means the active pharmaceutical ingredient in unfinished form, specifically, ***.

1.6	“Applicable Law” means as to any person or entity, any treaty, constitution, statute, ordinance, law, rule or regulation, guidance issued by a governmental or regulatory authority, or order or other determination of an arbitrator or a court or other governmental or regulatory authority, in each case applicable to or binding upon such person or entity or any of its property or to which such person or entity or any of its property is subject (including, without limitation, the U.S. Act and cGMPs).

1.7	“ETON Indemnitees” has the meaning ascribed to it in Section 9.1.

1.8	“Eton’s 3PL” means Eton’s third-party logistics provider, if any.

1.9	“Certificate of Analysis” means a certificate of analysis conforming in content and method with the requirements of the U.S. Act.

1.10	“cGMP” generally means current Good Manufacturing Practices in the Territory. With respect specifically to the Registration (NDA or ANDA), cGMP means the current Good Manufacturing Practices as established by FDA as the same may be amended from time to time.

1.11	“CMO” means the acronym, Contract Manufacturing Organization, a third-party contract manufacturer. For the purposes of this Agreement, the CMO is ***. ANDERSEN will not change the CMO for the Product without ETON’s prior written consent.

1.12	“CMO Agreement” means the agreement between ANDERSEN and CMO, having an effective date of May 10 2017, pursuant to which the CMO manufactures and supplies the Product.

1.13	“Components” means raw materials for use in manufacturing of the API and/or the Product.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

1.14	“Confidential Information” means any and all confidential or proprietary information disclosed by or on behalf of the Disclosing Party to the Receiving Party in connection with the obligations and rights of each Party under this Agreement or the Product or otherwise in connection with this Agreement (in each case, whether or not marked or otherwise identified as confidential, proprietary or with words of similar import), including, without limitation, information relating to designs, know-how, inventions, technical data, ideas, uses, processes, methods, formulae, research and development activities, work in process, cost and pricing information, plans and strategies, or any scientific, engineering, manufacturing, marketing, business, financial or other information relating to the Disclosing Party or any of its Affiliates, its or any if its Affiliates’ present or future products, sales, suppliers, prospective suppliers, customers, prospective customers, employees, investors or business, together with any information provided to the Disclosing Party on a confidential basis by a third party; in each such case regardless of the form in which the information is disclosed or delivered (e.g. oral, written, graphic or electronic). Without limiting the foregoing, Confidential Information shall also include any other information, regardless whether in oral, written, graphic or electronic form, which, given the circumstances surrounding such disclosure, would be considered confidential by the Disclosing Party. All Confidential Information regarding Products shall be Eton’s Confidential Information, with Eton as the Disclosing Party and Andersen as the Receiving Party. The terms of this Agreement, as well as the existence of this Agreement, shall be deemed Confidential Information of both Parties.

1.15	“Disclosing Party” means the Party whose Confidential Information is disclosed hereunder to the other Party.

1.16	“DDP” means the acronym for the delivery term Delivery Duty Paid (as defined in Incoterms).

1.17	“Epidemic Failure” means Product deficiencies resulting from failure to meet the Specifications, failure to meet the warranties of Sections 8.2 or 8.3, or defects in material, workmanship and/or manufacturing process that are in excess of one percent (1%) of the total number of Product shipped during any rolling six (6) month period.

1.18	“ANDERSEN Indemnitees” has the meaning ascribed to it in Section 9.2.

1.19	“FDA” means the United States Food and Drug Administration and its successors.

1.20	“Forecast” is defined in Section 5.2.

1.21	“GDUFA” means the Generic Drug User Fee Act, 21 U.S.C. §379j-42, signed into law on July 9, 2012, as amended from time to time.

1.22	“NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.23	“Incoterms” means the 2010 edition of the “International Chamber of Commerce Official Rules for the Interpretation of Trade Terms”.

1.24	“Insignia” means trademarks, trade names, logos, symbols, badges, labels, decorative designs, packaging designs or similar trade dress.

1.25	“Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto.

1.26	“Legal Recovery Amount” means all legal costs and expenses (including attorneys’ fees and costs) incurred by Eton or its Affiliates in connection with the development, commercialization, obtaining and maintaining regulatory approvals, or other exploitation or use of Product, or the preparation, prosecution, maintenance, enforcement, defense, licensing, commercialization or other exploitation of any intellectual property related thereto.

1.27	“Licensee” means a third party to whom Eton or its Affiliate has granted a license, immunity or other right under any NDA or ANDA for a Product filed and obtained pursuant to Section 3 to offer to sell, sell or otherwise commercialize such Product, provided such license has not expired or been terminated.

1.28	“Net Licensing Revenues” means the aggregate cash consideration received by Eton or its Affiliates in consideration for the grant by Eton or its Affiliates to a Licensee of a license, immunity or other right under any NDA or ANDA for a Product filed and obtained pursuant to Section 3 to offer to sell, sell or otherwise commercialize such Product (excluding amounts received to reimburse Eton or its Affiliates for research, development or similar services conducted for Products, in reimbursement of out-of- pocket expenses relating to Products, or in consideration for the purchase of any debt or securities of Eton or its Affiliates).

1.29	“Net Sales” means the gross sales price of Products invoiced by Eton or its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less the following items set forth in clauses (a) through (f) (such items in (a) through (f) are “Sales Allowances”): (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting Products; (c) cash, quantity and trade discounts, rebates and other price reductions for Products; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Products; and (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.30	“Purchase Price” means, with respect to a Product, (a) in the case such Product is acquired by Eton from Andersen, the Transfer Price, and (b) otherwise, Eton’s cost to obtain such Product.

1.31	“Product” means any product, in any form or formulation for injectable administration, containing ***, *** (***).

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

1.32	“Profit Split” means the amount equal to 50% of the AGP to ANDERSEN and 50% AGP to ETON on sales of the Product in the Territory.

1.33	“Purchase Order” means an order for Product which shall specify at least the following: (i) Product quantity; (ii) delivery date; and (iii) other order terms and conditions consistent with this Agreement. Purchase Orders may additionally include, without limitation, other matters specific to each separate sale by ETON to a customer.

1.34	“Quality Agreement” means the quality agreement to be entered into by the Parties on terms consistent with the terms of this Agreement as required pursuant to Section 3.4.

1.35	“Recall Processing Fee” means, for any Recall, ten percent (10%) of Eton’s total out-of- pocket costs and expenses, including attorneys’ fees, arising out of or related to such Recall, comprised of internal staff time in managing and executing such Recall (including but not limited to correspondence with the FDA, wholesalers, retailers, and consumers, and addressing quarantine and destruction). Recall Processing fees are intended to compensate Eton for the cost of the above-referenced activities, which are difficult to quantify, and are not intended as a penalty.

1.36	“Receiving Party” means the Party to whom Confidential Information of the other Party is disclosed.

1.37	“Specifications” means, with respect to the Product and API, (i) the corresponding USP Standards; and (ii) the specifications for the Product as set forth in the NDA or ANDA and as may be modified in connection with approvals or directives of the FDA or other regulatory authority.

1.38	“Technical Package” means all CMC information necessary for the formulation, testing and manufacturing of the Product.

1.39	“Term” is defined in Section 10.1.

1.40	“Territory” means collectively all the territories and possessions of the United States of America.

1.41	“Transfer Price” has the meaning set forth in Section 5.3(1).

1.42	“U.S. Act” means the United States Federal Food, Drug, and Cosmetic Act, and the rules, regulations and guidances thereunder as amended from time to time.

1.43	“USP Standards” or “USP” means the Reference Standards published by the United States Pharmacopeia Convention Inc.

1.44	“US Regulatory Agent” means, the party responsible for all communications with the FDA for the NDA or ANDA, including but not limited to compiling and submission of Annual Reports, any necessary Pharmacovigilance, and AE reporting.

1.45	“10% Marketing Allowance” means, with respect to a period, 10% of Net Sales for such period. The 10% Marketing Allowance is intended to reflect an estimate of those customary adjustments of the following type or nature, including cash discounts, Medicaid rebates to the various Federal and State Programs, print and distribution costs related to promotional and marketing materials, purchasing and logistics costs including third-party warehousing and distribution costs to receive, store, and ship product (including insurance, freight, duties and taxes), QC/QA Release, and any other costs in relation to Eton’s handling, administrative and regulatory activities, duties, actual distribution and sales activities in connection with the Product.

2.	Financial terms

2.1	Licensing Payment. Within two (2) business days following signature of this agreement, Eton shall pay to Andersen Seven hundred fifty thousand dollars ($750,000).

2.2	Option to Purchase: During the Term of this Agreement or upon termination or expiration of this Agreement, Eton shall have the option (in its sole discretion) to purchase the Assets as defined in the APA by (a) completing the exhibits to, and executing and delivering to Anderson, the APA, and (b) paying to Anderson consideration of one dollar ($1.00) as specified in Section 5 of the APA. Upon exercise of the option by Eton, (i) Anderson shall execute and deliver to Eton the APA, and (ii) Sections 3.1, 3.2, and 3.3 of this Agreement terminate.

2.3	Milestone Payments. Within thirty (30) days following the first achievement of each of the following milestone events, Eton shall pay to Andersen the corresponding non- reimbursable milestone payment:

Milestone Event	Milestone Payment

Successful completion of registration batches of a Product for filing an NDA or ANDA for a Product with the FDA	Seven hundred fifty thousand dollars ($750,000)

A Party filing an NDA or ANDA for a Product which is accepted by the FDA	Seven hundred fifty thousand dollars ($750,000)

A Party obtaining marketing approval for a Product from the FDA	Seven hundred fifty thousand dollars ($750,000)

3.	PRODUCT NDA/ANDA

Subject to the terms and conditions of this Agreement, Andersen hereby grants to Eton the exclusive right to develop, obtain regulatory approval for, make, have made, use, sell, offer to sell, import and otherwise commercialize Products in the Territory.

3.1	NDA/ANDA. ANDERSEN will be the owner of the NDA/ANDA, and shall take all reasonably necessary steps to obtain an NDA/ANDA for the Product in the Territory by performing such development and obtaining such data and information as reasonably necessary therefor.

3.2	NDA/ANDA submission fees. Eton shall be responsible for the submission fees for the NDA/ANDA. Eton shall have the right to recoup any such fees from initial profits prior to any profit sharing with Andersen.

(1)	ANDERSEN appoints and ETON accepts the appointment as ANDERSEN’s US Regulatory Agent as defined above and will provide ETON a copy of the NDA or ANDA in its entirety, including, but not limited to, all amendments, supplements and correspondence relating thereto. Both Parties shall cooperate in the performance of the regulatory obligations and shall provide each other, in a timely manner (for the Annual Report this is defined as 40 days after the anniversary date for approval of the NDA or ANDA) with such information, assistance, documents and reports reasonably required to perform such obligations.

(2)	As part of the US Regulatory Agent responsibilities, ETON agrees, within reason, to use commercially reasonable efforts to assist CMO with any US regulatory questions or issues that may arise in the performance of CMO’s responsibilities and compliance with US FDA cGMP, provided however, that management of the CMO (including but not limited to management of CMO’s compliance under Applicable Law) will be the responsibility of ANDERSEN.

3.3	CMC Activities. ANDERSEN shall be solely responsible for performing, at its sole cost, all activities required to support the chemistry, manufacturing and control requirements for the ANDA (“CMC”) as required to support the NDA or ANDA in the Territory. ANDERSEN shall perform all activities, prepare all materials and information, and provide any and all equipment, as required for CMC to support the NDA or ANDA.

3.4	Quality Agreement. As soon as practicable following the Effective Date, the Parties shall enter into the Quality Agreement. The Quality Agreement shall contain provisions consistent with the provisions in this Agreement and such other provisions as otherwise required for compliance with cGMP and all other applicable FDA requirements.

3.5	Representatives; Cooperation. Upon execution of this Agreement, ANDERSEN and ETON shall each select one (1) program manager who will have primary responsibility for directing and overseeing all obligations and activities contemplated under this Agreement and for transmitting and receiving all communications regarding this Agreement on behalf of its respective company. Each Party may change its designated program manager at any time by providing advanced written notice to the other Party.

3.6	Adverse Events.

(1)	ETON shall maintain an effective system for the review, evaluation and reporting of Product complaints and adverse drug experiences, as defined in 21 C.F.R 314.80(a) and as required under Applicable Law and in accordance with the Quality Agreement.

(2)	ANDERSEN shall maintain an effective system for the review, evaluation and reporting of Product complaints and adverse drug experiences, as defined in 21 C.F.R 314.80(a) and as required under Applicable Law and in accordance with the Quality Agreement.

4.	MANUFACTURE OF PRODUCT

4.1	ANDERSEN’S Manufacture. The Product shall be manufactured by ANDERSEN, through CMO for ETON and ANDERSEN pursuant to the ANDERSEN CMO Agreement and in conformity with the applicable requirements and specifications (for both the API or the Product, as applicable) as set forth in this Agreement (including, but not limited to, the Specifications and Applicable Law). The CMO Agreement shall be consistent with the terms of this Agreement and shall contain provisions to enable ANDERSEN to perform its obligations hereunder, including, without limitation, providing ETON with rights of inspection and audit over the manufacturing facility. All manufacturers, including but not limited to, the CMO shall purchase raw materials and Components through vendors approved for the API and the Product by the FDA pursuant to the NDA or ANDA. ANDERSEN shall be responsible for ensuring each manufacturer, including but not limited to, the CMO, complies with the terms of this Agreement and delivers Product in conformance with the requirements of (i) all Applicable Law; (ii) cGMP; (iii) the Quality Agreement; and (iv) the Agreement. Any and all manufacturers manufacturing the Product or any Component thereof must have received and continue to maintain satisfactory cGMP inspection status, including, but not limited to, such facilities listed on Exhibit A. Under no circumstances whatsoever, may the API or any Component of the Product manufactured under this Agreement be manufactured at a facility that fails to maintain the inspection status or requirements of this Agreement.

4.2	Management/Oversight of CMO. ANDERSEN shall be wholly responsible for and ensure that CMO complies with all the requirements under this Agreement as if CMO was a party to this Agreement, and expressly acknowledges that any act or omission by CMO, which would constitute a breach of this Agreement, constitutes a breach hereof by ANDERSEN. For any sub-contractors used after the Effective Date by either CMO or ANDERSEN to carry out services regarding the manufacture and supply of the Product shall be pre-approved in writing by Eton, where such services may reasonably materially affect the ANDA or cGMPs and such approval shall not be unreasonably withheld, conditioned or delayed. ANDERSEN shall be wholly responsible for any act or omission by a sub-contractor, which would constitute a breach of this Agreement by ANDERSEN.

4.3	Exclusive Supply. Subject to the terms and conditions of this Agreement: (i) ANDERSEN, through CMO, shall manufacture and supply the Product for marketing and distributing in the Territory exclusively to ETON and ETON’s Affiliates during the Term; and (ii) ANDERSEN shall not, directly or indirectly, market, solicit orders for, sell, offer for sale, import, distribute, commercialize or otherwise provide Product to any other party in the Territory. ANDERSEN shall not enter into any agreement with any third party that would (a) conflict or interfere with its obligations under this Agreement, or result in its violation or breach of the terms, conditions or provisions of this Agreement; or (b) violate or conflict with Applicable Law. ETON shall market and resell the Product purchased from Andersen within the Territory (or such additional areas agreed upon by ETON and ANDERSEN).

(1)	Notwithstanding the foregoing, ETON shall be free to procure Product from other parties during the Term. If ETON desires to procure Product from such other party during the Term, then the Parties shall cooperate to amend the NDA or ANDA to the extent required by Applicable Law.

(2)	Device Market Rights. Andersen shall have the right to reference the Eton Product NDA or ANDA in an FDA registration of a medical drug/device combination (such combination, the “Andersen Device”) (a) which device component has received independent approval from the FDA to be sold within the United States and (b) which combination is not competitive with a Product sold alone; provided, however, that if any Andersen Device is sold by Andersen or any related party or licensee which contains Product in any form or formulation for injectable administration, such Product shall be acquired and sourced only from Eton or its Affiliates or Licensees pursuant to a mutually accepted supply agreement at then-current sale prices for such Product.

4.4	Notifications. Each Party shall promptly (but in any event within three (3) business days) advise the other of any safety or toxicity problem of which either Party becomes aware regarding the Product. ANDERSEN will, within five (5) business days following notification to ANDERSEN, inform ETON in the event of any FDA or other U.S. regulatory inspection relating to the Product and will immediately (but in any event within one (1) business day) notify ETON in writing of any adverse event relating to the Product.

4.5	Recalls. Each Party promptly shall notify the other Party if the Product is determined to be the subject of a recall, market withdrawal, or correction (collectively, “Recall”). In the event of a Recall, ETON shall be responsible for coordinating and managing such Recall of any ETON-labeled Product and ANDERSEN shall be responsible for the Recall of any ANDERSEN-labeled Product, and ETON shall provide ANDERSEN with a copy of all appropriate documents relating to such Recall within a reasonable time of first being notified of such Recall. ANDERSEN and CMO shall reasonably cooperate with ETON and take all necessary actions that may be necessary for ETON to manage the Recall, including, without limitation, keeping ETON informed of any changes or updates to the Product or manufacturing process implemented by ANDERSEN and CMO in response to such Recall, and providing ETON with any and all data, information and documents requested by ETON within three (3) days of such request. The Parties agree to cooperate in case of a Recall and provide such information as may be necessary to effectuate the Recall and to satisfy any regulatory requests about the Recall.

(1)	If a Recall is due to ETON’s breach of its obligations herein, negligence, or willful misconduct (“ETON Conduct”) or ANDERSEN’s breach of its obligations herein, negligence or willful misconduct (“ANDERSEN Conduct”), whether as a result of the act, omission or conduct of ANDERSEN, CMO or otherwise, then (i) solely in the case of ETON Conduct, ETON will bear all reasonable out-of-pocket costs and expenses (including attorney’s fees) in connection with the Recall, including, but not limited to, all notification letters, postage, phone calls, faxes, courier charges, and all shipping expenses and (ii) solely in the case of ANDERSEN Conduct, ANDERSEN will bear all reasonable out-of-pocket costs and expenses (including attorney’s fees) in connection with the Recall, including, but not limited to, all notification letters, postage, phone calls, faxes, courier charges, and all shipping expenses. In furtherance of, but without limiting, the foregoing, if the Recall is due to ANDERSEN Conduct, then ANDERSEN will (A) at ETON’s election either (1) within ninety (90) days after so elected by ETON, supply the same form and quantity of the Product to ETON in accordance with this Agreement to replace the recalled Product or (2) promptly after so elected by ETON, issue a full credit or pay a full refund (as selected by ETON) for the recalled Product to ETON, (B) promptly pay to ETON any and all reasonable out- of-pocket costs and expenses resulting therefrom, including but not limited to customer failure-to-supply penalties and destruction costs and (C) promptly pay to ETON the Recall Processing Fee. If a Recall is due to either (I) both ETON Conduct and ANDERSEN Conduct or (II) the nature of the Product (for example, the FDA deems methylergonovine to be unsafe) and is not due to ETON Conduct or ANDERSEN Conduct, then the Parties shall share the cost of the Recall according to the Profit Split (50% Eton, 50% ANDERSEN).

4.6	Right Of Access/Inspections. ANDERSEN acknowledges that it is essential for ETON to have periodic access to each manufacturing facility engaged or used by ANDERSEN to manufacture any Component of the Product supplied to ETON under this Agreement for the purpose of conducting inspections and/or audits to confirm full compliance with the terms of this Agreement, including audits of CMO’s compliance with cGMPs and Applicable Law. ANDERSEN and CMO shall permit the FDA and other regulatory agencies to perform inspections of its factory which contains the manufacturing operations for the Products and shall as soon as reasonably practicable, but in no event later than forty-eight (48) hours after being notified of any proposed visit to, or inspection of, the factory, notify ETON of such inspections and, unless the applicable visit or inspection is solely in regard to products other than the Products, ANDERSEN and CMO shall permit ETON or its agents to be present and participate in such visit or inspection. ANDERSEN shall promptly notify ETON of all results of an inspection that affect the manufacturing processes of the Products or that may affect ANDERSEN’s ability to supply Products to ETON hereunder. ANDERSEN and CMO shall make available to ETON and/or its representatives all documentation, records, raw data, specimens, labeling, certificates, specifications, formulae, procedures, and other work product, data relating to the, manufacture or testing of the Product, equipment, and facilities relating to this Agreement upon ETON’s request with thirty (30) days advance notice for inspection by ETON, its representatives, including authorized third party consultants or representatives of the FDA, at any time commencing on the Effective Date and for two (2) years after the Term. Notwithstanding the foregoing, ETON shall be permitted to conduct audits under this Section 4.6 for cause, including pursuant to a notice from the FDA or an audit by the FDA, as soon as practicable. ETON shall have the right to access any facility manufacturing the Product on behalf of ANDERSEN pursuant to this Agreement, and all applicable records related thereto, to oversee production of the Product, to discuss and inspect its manufacturing processes, and to test the Product and review ANDERSEN’S records or the records of the applicable facility, including, but not limited to CMO, provided that general operations of such manufacturing facility or other client projects in progress at such facility are not unreasonably disrupted during ETON’s inspection and that such access is coordinated through ANDERSEN with forty (40) days advance notice, except in cases of audits conducted for cause. If ETON observes, discovers or is notified of any variances from established standards and methods of production of the Product (or any Component thereof) at a manufacturing facility, ETON shall give written notice thereof to ANDERSEN (“Variance Notice”), and upon receipt of any such notice, ANDERSEN promptly shall take all appropriate remedial or corrective action and give written notice to ETON describing in reasonable detail such actions taken. Any failure to cure such variance or noncompliance set forth in the Variance Notice within a reasonable amount of time, not to exceed ninety (90) days, this, in addition to any rights and remedies available to ETON pursuant to this Agreement or under Applicable Law, ETON will have the option to either (a) implement such necessary remedial actions necessary to cure such variance, or (b) terminate this Agreement. If ANDERSEN disagrees with any of ETON’s results and findings set forth in ETON’s written notice, the Parties agree to discuss and negotiate in good faith toward an appropriate resolution. No inspections/audits or testing performed by ETON as set forth in this Section shall relieve ANDERSEN of any liability for the Product later found to be defective or for ANDERSEN’S failure to meet its obligations under this Agreement. ETON’s rights as provided in this Section 4.6 and any other provision under this Agreement with respect to a facility manufacturing the Product or any Component thereof, including, but not limited to, ETON’s ability to inspect, visit, audit or take/request corrective action as necessary to correct variance from established and approved manufacturing processes, shall also apply to the pre-approved facilities listed on Exhibit A.

4.7	ANDERSEN shall coordinate and have the right to be present at any ETON inspection of ANDERSEN’S CMO or other contract suppliers.

5.	SUPPLY OF PRODUCT

5.1	Purchase Orders. This Agreement applies to all Purchase Orders that ETON, and/or any of its current or future Affiliates, may place with ANDERSEN for the purchase of Product. In this Section 5, and throughout this Agreement, where ETON’s rights with respect to Product are referenced, “ETON” will include ETON’s Affiliates. The terms and conditions of this Agreement including those presented in all exhibits attached hereto shall apply to any Purchase Order, regardless whether this Agreement or its terms and conditions are expressly referenced in such Purchase Order. Any term or condition set forth in (i) any Purchase Order; or (ii) any acknowledgment or sale document from ANDERSEN that is inconsistent or not provided in this Agreement shall not be applicable to any orders for the Product placed by ETON during the Term, unless expressly agreed to by the Parties in writing. ANDERSEN shall be deemed to have accepted a Purchase Order for which ANDERSEN does not notify ETON in writing within seven (7) business days after its receipt, provided that ANDERSEN may only reject such Purchase Order to the extent it is inconsistent with the terms of this Agreement. ANDERSEN shall be deemed to have accepted all Purchase Orders that are consistent with this Agreement.

(1)	The volume of a minimum order of Product shall be one (1) full batch of Product according to the working conditions of ANDERSEN’S CMO. As the execution date of this agreement, current conditions have the Commercial Batch equal to approximately thirty-seven thousand (37,000) vials

(2)	Unless otherwise agreed to by the Parties, the minimum shelf life of Product provided to ETON by ANDERSEN, through CMO, shall be not less than 80% of the approved shelf life after receipt of Product at ETON PHARMA.

(3)	Product will be delivered hereunder in the timeframe set forth in the applicable Purchase Order; provided, however, that: (a) if no timeframe is specified in the Purchase Order, Product will be delivered hereunder ninety (90) days after the Purchase Order date and (b) unless otherwise agreed by the Parties, any delivery date specified in a Purchase Order will not be earlier than ninety (90) days after the Purchase Order date.

5.2	Forecasts. Each quarter during the Term, ETON will provide ANDERSEN with a twelve (12) month rolling forecast (“Forecast”) estimating its monthly requirements for purchases of the Product for the subsequent twelve (12) calendar month period. Failure to provide a Forecast shall not be considered a breach of this Agreement; in such circumstances, ANDERSEN shall rely on the most recent Forecast submitted by ETON. ANDERSEN acknowledges and accepts the Forecast is only an approximation of the amount of the Product that may be ordered by ETON, and is being provided solely as an accommodation from ETON to assist ANDERSEN in ensuring that it has an adequate supply of Components, capacity and supplies to meet the requirements of Purchase Orders that may be issued. Notwithstanding any provision herein to the contrary, ETON shall not be obligated to purchase any amounts of the Product set forth in a Forecast. ETON shall use commercially reasonable efforts to issue a new twelve (12) month Forecast by the first business day of each calendar month. ANDERSEN shall be obligated to provide the quantity of Product consistent with the Forecast (with a permitted additional twenty percent (20%) excess variance) upon receipt of ETON’s Purchase Orders, and will be deemed to have warranted that it has the manufacturing capacity to supply the Product in accordance with the Forecast and the permitted excess variance as provided above.

5.3	Transfer Price and Freight Costs.

(1)	Transfer Price. For any Product purchased from Andersen hereunder, Eton shall pay to Andersen Andersen’s actual cost to procure such Product (the “Transfer Price”).

(2)	Freight Costs. The Parties will share all shipping costs, transportation costs, transit insurance, and customs duties associated with shipping a Product from Andersen to Eton’s 3PL or to such other warehouse facility as Eton otherwise designates (“Freight Costs”) in proportion to such Party’s Profit Split (50% ANDERSEN; 50% ETON), ANDERSEN will incur all third party Freight Costs up- front and ANDERSEN will invoice Eton for Eton’s share of such costs as they are incurred.

(3)	Invoices. Except as mutually agreed by the Parties, ANDERSEN will invoice Eton for the Transfer Price of Product purchased under this Agreement and ETON’s 50% share of Freight Costs owed for such Product, upon receipt of such Product at Eton’s 3PL or to such other warehouse facility as Eton otherwise designates. Payments are due within thirty (30) days after invoice receipt for Product purchased by Eton.

5.4	Profit Split. Subject to the provisions in this Section 5, upon commercialization of the Product in the Territory, the Parties shall be entitled to a profit split of Adjusted Gross Profit in the Territory, wherein ETON shall pay to ANDERSEN 50% of AGP (the “Profit Split”). Profit Split payments will be reconciled and calculated on a quarterly basis and will be paid no later than sixty (60) days after the end of the calendar quarter directly to ANDERSEN in accordance with Sections 5.5 and 5.6.

(1)	Credits. Eton will apply the 10% Marketing Allowance as a credit against Andersen’s share of the Profit Split. Additionally, if Eton or its Affiliate is required to pay royalties to any third party in order to make, have made, use, sell, offer to sale or import a Product, then Eton shall have the right to credit fifty percent (50%) of such third party royalty payments against the Profit Split payment to Andersen.

(2)	Combination/Bundled Products. In the event that a Product is sold by Eton or its Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Eton.

(3)	There may be instances wherein Andersen’s share of the AGP is less than zero. In such event, no Profit Split payment will be made to Andersen but Eton shall be entitled to accrue the negative AGP and offset it against positive AGP until Andersen’s share of the AGP is positive.

5.5	Reports and Payments. Within sixty (60) days after the end of each calendar quarter, Eton shall deliver to Andersen a report setting forth for such calendar quarter (a) the applicable Profit Split payment and (b) the applicable exchange rate as determined below. Eton shall remit the total payments due during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the first commercial sale of such Product.

5.6	Payment Provisions.

(1)	Payment Terms. The Profit Split payment above shown to have accrued by each report provided for under Section 5.5 shall be due on the date such report is due. Payment of the Profit Split payment in whole or in part may be made in advance of such due date.

(2)	Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Eton or its Affiliates, or any taxes required to be withheld by Eton or its Affiliates, to the extent Eton or its Affiliates pay to the appropriate governmental authority on behalf of Andersen such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Andersen by Eton or its Affiliates. Eton promptly shall deliver to Andersen proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.7	Rescheduling. ETON may reschedule delivery under a Purchase Order from its originally scheduled ship date, by up to three (3) months, provided that it so informs ANDERSEN on or before the scheduled shipment date stated in the applicable Purchase Order without any rescheduling or any other charges.

5.8	Packing and Cartage. All amounts of the Product ordered by ETON shall be packed for shipment and storage in full accordance with Applicable Law, the Specifications, and ETON’s instructions and in full compliance with the Quality Agreement. ANDERSEN shall timely ship and deliver the Product DDP to Eton’s 3PL or to such other warehouse facility as Eton otherwise designates in accordance with Section 5.9 and the other provisions of this Agreement.

5.9	Shipment.

(1)	ANDERSEN, by itself or through CMO, shall ship the Product or have the product shipped DDP to ETON’s 3PL or to such other warehouse facility as Eton otherwise designates as set forth in each respective Purchase Order.

(2)	Upon learning of any potential delivery delays, ANDERSEN shall notify ETON as to the cause of such delays and the actions taken by ANDERSEN to resolve such delays. If ANDERSEN fails to make deliveries at the specified time and such failure is not caused by ETON, ANDERSEN shall, at no additional cost to ETON, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule or minimize the lateness of deliveries.

6.	DELIVERY AND ACCEPTANCE

6.1	Deliveries. Failure to deliver the Product of the quality and quantity in accordance with this Agreement or by the scheduled shipment date stated in the applicable Purchase Order shall, at the option of ETON, relieve it of any obligation to accept and pay for any of the Product which is not of proper quality or quantity (product not delivered or shorted) under such Purchase Order, as well as any undelivered shipments, if any. Any failure by ETON to exercise its option with respect to any shipment of the Product as set forth in this Section 6 shall not be deemed to constitute a waiver with respect to subsequent shipments.

6.2	Batch Certifications. ANDERSEN or a duly authorized representative (CMO) shall (i) conduct quality control tests on the API and the Product prior to shipment in accordance with all applicable laws, regulations and requirements set forth in the ANDA specifications, and all applicable test methods; (ii) at ETON’s request, furnish samples of the API or Product to ETON; and (iii) deliver with each shipment of Product, a Certificate of Analysis for each Product lot included in a shipment in accordance with the Specifications.

6.3	Acceptance of Product.

(1)	Eton may examine and test Product as it sees fit and may reject Product provided hereunder by ANDERSEN if such Product is defective for any reason, adulterated or misbranded in any manner, or otherwise poses a threat of harm to the public (including, without limitation, by failing to meet the requirements of this Agreement, the Quality Agreement , any Applicable Law, the Specifications or the ANDA’s requirements) (collectively, a “Product Defect”); provided, however that Eton shall give written notice to ANDERSEN of its rejection of any Product hereunder, together with appropriate documentation for its decision (a “Rejection Notice”), within fifteen (15) days after Eton’s receipt of shipment of such Product. The Rejection Notice shall specify the grounds for rejection. If such Rejection Notice is not received within fifteen (15) days after Eton’s receipt of any Product, such Product shall be deemed to be accepted by Eton. However, any Product Defect that would not be discoverable upon a reasonable inspection of a Product (a “Hidden Defect”) will not be deemed accepted by Eton at any time. As soon as possible but not exceeding the shelf life of any Product, if either Party becomes aware of a Hidden Defect in such Product, it will, within five (5) business days of becoming aware of such Hidden Defect, notify the other Party in writing about all Product involved (a “Hidden Defect Rejection Notice”). At Eton’s discretion, any Product subject to a Hidden Defect shall be deemed rejected as of the date of any such Hidden Defect Rejection Notice.

(2)	ANDERSEN may dispute a Rejection Notice or Hidden Defect Rejection Notice by providing written notice to Eton of the dispute within fifteen (15) days after receipt of such Rejection Notice or Hidden Defect Rejection Notice (as applicable), which notice from ANDERSEN shall specify, in reasonable detail, the grounds for the dispute.

(3)	If a Rejection Notice or Hidden Defect Rejection Notice for any Product is not disputed by ANDERSEN as set forth in Section 6.3(2) above or if, in the event of a rejection dispute between the Parties, the contract laboratory referred to in Section 6.3(4) below gives a decision in favor of Eton, then:

(a)	Eton may withhold all payment for the rejected Product;

(b)	where payment for the rejected Product has been made, ANDERSEN will promptly issue a full credit or pay a full refund (as selected by ETON) to ETON for the rejected Product;

(c)	ANDERSEN will promptly pay to ETON any and all reasonable out-of- pocket costs and expenses resulting from the Product Defect, Hidden Defect or Product rejection, including but not limited to customer failure- to-supply penalties and destruction costs; and

(d)	ANDERSEN will promptly supply ETON with conforming Product in replacement of the rejected Product.

(4)	If there is a dispute between the Parties with respect to the rejection of Product, the Parties will first seek to amicably resolve the dispute among themselves. If, after thirty (30) days, the Parties believe that the dispute cannot be amicably resolved, then the Parties shall mutually agree on a contract laboratory to conduct further testing of rejected Product in or order for the laboratory to determine whether the rejected Product meets the requirements for rejection set forth in Section 6.3(1). The Party whose conclusions are not borne out by the laboratory shall bear the cost of such testing. If the contract laboratory gives a decision in favor of ANDERSEN, Eton shall promptly pay for the Product subject to the dispute, if such payment had not earlier been made; if the contract laboratory gives a decision in favor of Eton, ANDERSEN shall immediately perform its obligations pursuant to Section 6.3(3). The decision of the contract laboratory, to the extent dispositive of a Product rejection dispute between the Parties, shall be binding upon the Parties with respect to such rejection dispute; any other or further disputes between the Parties with respect to Product conformance with Specifications, other representations and warranties made by a Party herein, or other matters will be addressed in accordance with Sections 9.1, 9.2, 9.3, and 11.2.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	Branding of Product.

(1)	ANDERSEN shall label and package all Product in accordance with the respective labeling approved by ETON and in accordance with Applicable Laws. Once approved by ETON, ANDERSEN will not change in any manner any labeling of any Product manufactured by ANDERSEN for ETON without the prior written consent of ETON.

(2)	ETON’s Insignia shall be affixed to the Product as directed by ETON. All related sales brochures, marketing materials, and packaging shall only bear ETON’s Insignia as directed by ETON. However, ANDERSEN or its assign shall have the right to private label Product for an Andersen Device, subject to the terms and conditions of this Agreement. All other sales channels shall bear ETON’s Insignia.

(3)	ETON shall design at its own expense and in compliance with Applicable Law, the Product labeling for ETON-labeled Product, and ANDERSEN shall design at its own expense and in compliance with Applicable Law, the Product labeling for ANDERSEN-labeled Product.

(4)	ANDERSEN shall be responsible for submission of all marketing and promotional materials utilized by either Party to FDA as required by Applicable Law; provided that ETON shall provide ANDERSEN with copies of any such materials utilized by ETON, in a form appropriate for submission to FDA, at least twenty (20) business day prior to ETON’S first use of such materials

(5)	ETON grants to ANDERSEN during the Term a non-exclusive, non-transferable, non-assignable, indivisible, revocable and terminable license, without the right to sublicense, to use the ETON Insignia in the Territory as specifically directed by ETON in writing, and only to the extent necessary to label and brand the Product and related sales brochures, marketing materials, and packaging pursuant to ETON’s specifications, and for no other purposes. Such ETON Insignia will not be affixed, used, or otherwise displayed on the Product or in connection therewith without the prior written approval of ETON.

(6)	Notwithstanding any of the provisions of this Agreement, ANDERSEN shall not at any time do anything or act in any way that would or might adversely affect the value or validity of any ETON Insignia or other Intellectual Property Rights belonging to ETON. ANDERSEN shall immediately notify ETON in writing upon becoming aware of any infringement, misappropriation or imitation of any Intellectual Property Rights of ETON or of any facts that ANDERSEN believes might constitute infringement, misappropriation or imitation thereof. All uses of ETON’s Insignia shall inure exclusively to ETON’s sole benefit.

7.2	Confidentiality. The Receiving Party shall keep the Disclosing Party’s Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of the Disclosing Party’s Confidential Information, except (i) with the Disclosing Party’s prior written consent, (ii) as permitted by this Agreement or (iii) to the Receiving Party’s Representatives (as defined below) who need to know such Confidential Information for the purposes of this Agreement, provided that prior to such disclosure to such a Representative, the Representative shall be bound by obligations of confidentiality to the Receiving Party at least as restrictive as those of this Agreement and shall be advised of the confidential nature of such information. The Receiving Party will be responsible for any breach of this Section 7.2 resulting from the conduct of its Representatives. “Representative” of a Party means such Party’s Affiliates and its and their officers, directors, employees, agents and advisors. Upon written request by the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, if elected by the Receiving Party, destroy, any Confidential Information of the Disclosing Party in the possession or control of the Receiving Party or its Representatives, provided that the Receiving Party may retain one (1) copy of such information to be used solely for determining the rights of the Parties hereunder or as required by Applicable Law and may retain copies thereof in its information technology systems (all of which retained Confidential Information will remain subject to the terms and conditions of this Agreement). Notwithstanding anything to contrary herein, Confidential Information of the Disclosing Party shall not include any information that falls within any of the following exceptions, provided the Receiving Party produces credible written evidence to establish or otherwise establishes that such information:

(1)	is or becomes part of the public domain without breach of this Agreement by the Receiving Party or any of its Representatives;

(2)	is independently developed or discovered by or for the Receiving Party without use of or reference to Confidential Information of the Disclosing Party;

(3)	is received from a third party who lawfully acquires such information without an obligation of confidentiality, and without breach of this Agreement by the Receiving Party; or

(4)	was in the Receiving Party’s possession without an obligation of confidentiality to the Disclosing Party prior to the disclosure by the Disclosing Party.

If the Receiving Party or any of its Representatives becomes required pursuant to Applicable Law, any rule or regulation (including, without limitation, subpoena, civil investigative demand, compulsory process or other legal requirement) to disclose any Confidential Information of the Disclosing Party, then (i) the Receiving Party will promptly notify the Disclosing Party in writing thereof and will cooperate with the Disclosing Party, at the Disclosing Party’s expense, in seeking a protective order or confidential treatment and (ii) the Receiving Party and its Representatives may disclose such Confidential Information to the extent so required.

7.3	The Disclosing Party would be irreparably injured by a breach of Section 7.2 by the Receiving Party, and such a breach would not be compensable in money damages. Accordingly, in addition to any other rights and remedies of the Disclosing Party pursuant to this Agreement and Applicable Law, the Disclosing Party shall be entitled to seek injunctive and other equitable relief with respect to any breach or threatened breach of Section 7.2.

7.4	The rights and obligations of the Parties pursuant to Section 7.2 will terminate five (5) years after the termination or expiration of this Agreement.

8.	WARRANTIES

8.1	ETON Representations and Warranties. ETON represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the ETON personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by FDA; and (iv) ETON will comply (and will cause any agents, subcontractors or other third parties conducting business relating to the ANDA on ETON’s behalf to comply) with the requirements of GDUFA that are applicable to ETON.

8.2	ANDERSEN Representations and Warranties. ANDERSEN represents, warrants and covenants: (i) that it has the full power, right and authority to execute and deliver this Agreement and that it shall use commercially reasonable best efforts to perform its obligations hereunder; (ii) that it will assign to its performance of this Agreement professional personnel, qualified to perform the process procedures consistent with the technical requirements of this Agreement; (iii) that none of the ANDERSEN personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by FDA or under any U.S. Federal or State healthcare program; (iv) that it will manufacture and supply the Product in conformity with, and otherwise perform its obligations hereunder in accordance with, and it will cause the CMO to perform in accordance with, all Applicable Laws (including but not limited to cGMP and all applicable FDA regulatory requirements), the Quality Agreement, this Agreement and generally accepted professional standards; (v) that all rights granted to ETON under this Agreement will not conflict with those granted to any third-parties; (vi) that all data, information, results of experimentation and testing incorporated by Andersen into an NDA or ANDA prepared in accordance with this Agreement are accurate and complete in all respects; and (vii) that ANDERSEN will comply (and will cause CMO, and any agents, subcontractors or other third parties conducting business relating to the ANDA on ANDERSEN’s behalf to comply) with the requirements of GDUFA that are applicable to ANDERSEN, including, without limitation, all provisions relating to self-identification. ANDERSEN will ensure the payment of all applicable GDUFA facility and DMF fees, whether payable by ANDERSEN or CMO, its agent(s) or suppliers.

8.3	Product Warranties. ANDERSEN represents, warrants and covenants: (i) that the Product shall be free from defect in workmanship and materials; (ii) that the Product shall meet its Specifications; (iii) that, upon delivery of a Product and during such time as such Product was under ANDERSEN’S control, the Product will be in conformity with Applicable Law and the Quality Agreement, and shall not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled, or subjected to negligence; and (iv) that title to all Products delivered hereunder shall pass to ETON concurrently with risk of loss, free and clear of all liens, encumbrances and other adverse claims. ANDERSEN additionally warrants that the Product supplied hereunder shall only be built using Components purchased from vendors approved by FDA pursuant to the ANDA.

8.4	Epidemic Failure Warranty. Notwithstanding anything else to the contrary herein, if the Product demonstrates an Epidemic Failure at any time during the Term, ANDERSEN will, without prejudice to any other remedies Eton may have, reimburse ETON for direct and incidental and consequential costs associated with the Epidemic Failure, including labor costs associated with implementation of a recovery plan to the extent and in the amount provided ANDERSEN from its compensation from ANDERSEN’S CMO Agreement. ETON will notify ANDERSEN whenever an Epidemic Failure is identified or suspected and work with ANDERSEN to develop a recovery plan, which may include a preventative action plan if appropriate under the circumstances. The recovery plan actually implemented by ETON is in ETON’s sole discretion; provided, however that (i) ETON and ANDERSEN will work together to minimize costs associated with ETON’s recovery plan as much as possible without compromising ETON’s ability to aggressively respond to its customers’ needs and Applicable Law; and (ii) ANDERSEN will reimburse ETON for costs incurred by ETON in implementing that portion of the recovery plan associated with the Epidemic Failure.

8.5	Infringement Warranty. ANDERSEN warrants that (a) neither the Product nor any of the Components, nor the use thereof, and none of the manufacturing processes or methods employed or to be employed at a manufacturing facility violates or will violate or infringe upon or misappropriate the Intellectual Property Rights of any third party; and (b) there is neither pending nor threatened any claim, litigation or proceeding in any way contesting ANDERSEN’S rights to manufacture or supply the Product or attacking the validity or enforcement of any ANDERSEN Intellectual Property Rights related to its manufacturing processes or methods employed or to be employed at the ANDERSEN manufacturing facility.

9.	ALLOCATION OF RISK

9.1	ANDERSEN Indemnification Obligations. ANDERSEN shall indemnify, defend and hold harmless ETON, and its Affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “ETON Indemnitees”) for, from and against all third-party claims, damages, liabilities, losses and other expenses, including but not limited to reasonable attorneys’ fees and costs (collectively, “Third Party Claims”), whether or not a lawsuit or other proceeding is filed, to the extent arising out of or caused by (i) any dispute or claim that the Product, its design or any of its elements, or any ANDERSEN manufacturing processes or methods employed or to be employed by or on behalf of ANDERSEN or the CMO, infringe, misappropriate or violate any third party’s Intellectual Property Rights; (ii) product liability claims, injury to or death of persons or damage to property that may have been caused, or that may be alleged to have been caused, directly or indirectly, by ANDERSEN, the CMO or any the manufacturing, storage or transportation processes or methods employed or to be employed at a manufacturing facility used by or on behalf of, ANDERSEN, the CMO, any Affiliate thereof, any subcontractor of ANDERSEN, the CMO or any of their Affiliates, or any of their respective employees or agents; (iii) any defect in the Product, its design, manufacture, or other failure of the Product to comply with its respective Specifications, Applicable Law (including, without limitation, cGMPs) or the other requirements of this Agreement, including but not limited to any costs associated with Product recalls; (iv) any negligent act or omission, recklessness, willful misconduct or fraud of ANDERSEN, the CMO, or any of their respective agents, or subcontractors; (v) any breach of any representation, warranty, or covenant of this Agreement by ANDERSEN, whether resulting from the conduct of ANDERSEN, the CMO or otherwise; (vi) ANDERSEN’s or the CMO’s failure to fully conform to all Applicable Laws, ordinances, rules and regulations which affect the Product, its use, or any part thereof or that are otherwise applicable to ANDERSEN or the CMO (including, without limitation, cGMPs), or (vii) any claim of a third party that any right granted to ETON under this Agreement is in conflict with any of the rights granted to such third party or otherwise infringes, conflicts with, breaches or results in a default under any agreement to which such third party is or claims to be entitled; provided, however, that ANDERSEN shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the recklessness, willful misconduct or fraud of any ETON Indemnitee, or ETON’s breach of this Agreement.

9.2	ETON Indemnification Obligations. ETON shall indemnify, defend and hold harmless ANDERSEN, and its affiliates, and their respective officers, directors, shareholders, employees, agents and representatives (collectively “ANDERSEN Indemnitees”) for, from and against all Third Party Claims, whether or not a lawsuit or other proceeding is filed, to the extent arising out of or caused by (i) any dispute or claim that any of ETON Insignia or any of their elements infringe or violate any third party’s Intellectual Property Rights; (ii) any negligent act or omission, recklessness, willful misconduct or fraud of ETON, its agents, or Affiliates; (iii) any breach of any representation, warranty, or covenant of this Agreement by ETON; or (iv) ETON’s failure to fully conform to Applicable Laws which affect the Product, its use, or any part thereof or that are otherwise applicable to ETON; provided, however, that ETON shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the recklessness, willful misconduct or fraud of any ANDERSEN Indemnitee, or ANDERSEN’s breach of this Agreement.

9.3	Indemnification Procedures. If a Party (the “Indemnified Party”) believes it is entitled to indemnification and defense pursuant to Section 9.1or 9.2 with respect to a Third Party Claim, it will notify the other Party (the “Indemnifying Party”) in writing promptly after it becomes aware of such Third Party Claim (provided that the failure of the Indemnified Party to so provide such notice will not relieve the Indemnifying Party of its obligations under Section 9.1or 9.2, except to the extent the Indemnifying Party is actually prejudiced thereby). Within thirty (30) days after receipt of such notice, the Indemnifying Party will, upon written notice thereof to the Indemnified Party, assume sole control of the defense of such Third Party Claim with counsel selected by the Indemnifying Party (which may be, at the Indemnifying Party’s election, the Indemnifying Party’s in-house litigation counsel). If the Indemnifying Party believes that a Third Party Claim presented to it for indemnification and defense is one as to which the Indemnified Party is not entitled to indemnification and defense, it will so notify the Indemnified Party. The Indemnified Party may participate in such defense with counsel it selects, all at the Indemnified Party’s own expense. The Indemnified Party will provide the Indemnifying Party, at the Indemnifying Party’s expense, with reasonable assistance and cooperation as reasonably requested by the Indemnifying Party. Neither Party will agree to any settlement of any Third Party Claim or consent to any judgment in respect thereof without the other Party’s prior written consent, which will not be unreasonably withheld, delayed or conditioned.

9.4	Insurance. Each Party shall obtain, at its expense, the following minimum insurance coverages during the term of this Agreement and for five (5) years thereafter:

(1)	For ANDERSEN, the following insurance coverages:

(i)	worker’s compensation insurance as required by applicable law;

(ii)	product liability insurance with respect to the Product with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate for bodily injury and property damage;

(iii)	) commercial general liability insurance with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate and

(iv)	property insurance (sufficient to fully cover the cost of replacement), through the designated freight carrier or otherwise, on all of the Products at all times until receipt by Eton.

If requested by Eton, ANDERSEN will supply its certificate of insurance to evidence such coverages.

(2)	For ETON, the following insurance coverages:

(i)	worker’s compensation insurance as required by applicable law;

(ii)	product liability insurance with respect to the Product with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate for bodily injury and property damage; and

(iii)	) commercial general liability insurance with a minimum of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.

If requested by ANDERSEN, Eton will supply ANDERSEN with a certificate of insurance to evidence such coverage.

9.5	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT FOR ANDERSEN’S OBLIGATION TO REIMBURSE ETON FOR ALL INCIDENTAL AND CONSEQUENTIAL COSTS, IN THE CASE OF AN EPIDEMIC FAILURE, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, WHETHER FORESEEABLE OR NOT, THAT ARE IN ANY WAY RELATED TO THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE LIMITATIONS IN THIS SECTION WILL NOT APPLY TO THE OBLIGATIONS OF THE PARTIES TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO SECTION 9.1 AND 9.2 OR THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 7.2.

10.	TERM AND TERMINATION

10.1	Term. This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years from the launch date of ETON-labeled Product in the Territory, unless earlier terminated by mutual written agreement of the Parties or under Section 10.3 (the “Term”). The Term shall also include any renewal term pursuant to Section 10.2 below.

10.2	Renewal Term. This Agreement shall automatically renew for successive two (2) year terms unless written intent to terminate by either side is given at least six (6) months prior to the end of the current term.

10.3	Termination.

(1)	In the event of a material breach of this Agreement by either Party, the non- breaching Party may provide written notice of such breach to the breaching Party, including a description of the breach, and indicating the non-breaching Party’s intent to terminate this Agreement. The breaching Party will have sixty (60) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the sixty (60) day period. If the breaching Party fails to cure the breach within such period, then unless otherwise agreed by the non-breaching Party, this Agreement will terminate on the date that is sixty (60) days following the breaching Party’s receipt of the notice of breach from the non- breaching Party. If the breach is not capable of being remedied within sixty (60) days, the Agreement terminates upon the written notice.

(2)	Eton may terminate the Agreement upon ten (10) days of ETON’s written notice to ANDERSEN regarding the rejection of the NDA or ANDA from the FDA due to a breach by ANDERSEN of any of its obligations, warranties or covenants hereunder, including, without limitation, ANDERSEN’S (or any manufacturer’s, including but not limited to CMO’s) failure to comply with cGMP, any delivery deadlines set forth in any schedule provided by ETON in writing, or otherwise comply with approved specifications for Product, regardless whether such failure is due to ANDERSEN’S negligence or misconduct, the negligence or misconduct of any party assigned any portion of ANDERSEN’S obligations under this Agreement (irrespective if such negligent party was pre-approved by ETON pursuant to Section 4.1 above) or otherwise.

(3)	Bankruptcy or Insolvency. If either party shall (a) become bankrupt or insolvent, (b) file for a petition thereof, (c) make an assignment for the benefit of creditors, or (d) have a receiver appointed for its assets, which appointment shall not be vacated within sixty (60) days after the filing, then the other party shall be entitled to terminate this Agreement forthwith by written notice to such party.

10.4	Effect of Termination.

(1)	On expiry or termination of this Agreement, all licenses to use ETON Insignia hereunder shall automatically revert to ETON. In addition, during the Term, and provided that ETON did not terminate this Agreement pursuant to Section 10.2, for a period of three (3) years after termination of the agreement, ETON shall not directly, or indirectly, by itself, or jointly with others, own, manage, operate, control, render services or otherwise be associated or affiliated with any business or enterprise which competes with ANDERSEN in regards to Product.

(2)	If this Agreement expires or terminates for any reason other than its termination by ANDERSEN pursuant to Section 10.2, Eton shall be permitted to submit a final Purchase Order (prior to termination or expiry of the Agreement) for Product to fulfill its current customer obligations, not to exceed a volume greater than twelve (12) months of forecasted Product.

(3)	If ANDERSEN terminates this Agreement pursuant to Section 10.2, Eton shall be permitted to submit a final Purchase Order for Product to fulfill its current customer obligations, not to exceed a volume greater than twelve (12) months of forecasted Product.

(4)	All rights and remedies conferred herein shall be cumulative and in addition to all of the rights and remedies available to each Party at law, equity or otherwise.

(5)	Survival of Rights. The expiration or termination of this Agreement shall not relieve either Party of its obligation to pay any payments due to the other Party under the terms of this Agreement which have accrued prior to the effective date of such expiration or termination. At the expiration or termination of this Agreement, (except Profit Split Payments, which are addressed in Section 10.3(6) below) these amounts will be estimated by mutual written agreement of the parties and included in the final settlement of payments due from one party to the other. The following Sections of this Agreement, together with any related defined terms and exhibits and schedules hereto, will survive any termination of this Agreement: 2.2, 4.4, 4.5, 4.6, 7.2, 7.3, 7.4, 8, 9, 10.3 and 11. Termination of this Agreement will not release a Party from any liabilities (including, without limitation, liabilities for breach) that, as of the effective date of such termination, have already accrued or that are based upon any event occurring prior to such termination.

(6)	Profit Split Payments. Termination of this Agreement shall not affect a Party’s entitlement to Profit Split payments from AGP that accrue prior to the date of termination or that accrue after termination with respect to Product supplied hereunder prior to the date of termination, provided that the uncured breach, status or actions of the Party causing such termination do not impair its entitlement to such Profit Split payments.

For Product supplied by ANDERSEN under this Agreement that is sold by Eton following termination of this Agreement, the Profit Split will be calculated and continue to be paid as set forth in this Agreement, if applicable. If, following termination of this Agreement, there are any chargebacks or accrued costs that are not attributable to the conduct of either Party (such as unsold Product inventory and Product destruction costs), then such chargebacks or other costs will be shared by the Parties in accordance with the Profit Split (50% Eton, 50% ANDERSEN); ETON will invoice ANDERSEN for ANDERSEN’s share of such costs; and ANDERSEN will pay each such invoice within thirty (30) days after its receipt of the invoice.

11.	GENERAL TERMS

11.1	Relationship of Parties. The relationship between ANDERSEN and ETON, with respect to this Agreement, is only that of independent contractors notwithstanding any activities set forth in this Agreement. Neither Party is the agent or legal representative of the other Party, and neither Party has the right or authority to bind the other Party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

11.2	Governing Law and Resolution of Disputes.

(1)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without reference to its conflict of laws principles.

(2)	Any and all disputes or claims arising or out of this Agreement shall be litigated exclusively before a court of the State of Delaware, U.S.A. or, if subject matter jurisdiction exists, the United States District Court for the District of Delaware. Each party hereto hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum. Any judgment issued by such a court may be enforced in any court having jurisdiction.

11.3	Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.

11.4	Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

11.5	Waiver. The failure of any Party to enforce any of its rights hereunder or at law shall not be deemed a waiver of any of its rights or remedies against another Party, unless such waiver is in writing and signed by the Party to be charged. No such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

11.6	Severability. If any provision of this Agreement, or part thereof, is declared by a court of competent jurisdiction to be invalid, void or unenforceable, each and every other provision, or part thereof, shall nevertheless continue in full force and effect.

11.7	Notices. All notices or communications given pursuant to this Agreement shall be in writing, if to Eton, addressed to the attention of CEO, Eton Pharmaceuticals, Inc., 21925 Field Pkwy, Suite 235, Deer Park, IL 60010, and if to ANDERSEN to the attention of Christian Eidnes, Andersen Pharma, LLC, 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and shall be: (a) hand delivered, (b) sent by prepaid express courier service, or (c) sent by electronic mail (e-mail) or facsimile transmission. A Party may change its address for the receipt of notices and communications hereunder by providing the other Party with written notice thereof given in accordance with this Section 11.7. All notices and other communications shall be deemed given when received.

11.8	Further Assurances. The Parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

11.9	Compliance With Laws. Each Party agrees to comply with (and ANDERSEN shall ensure the compliance of CMO with) all Applicable Laws, including, without limitation, GDUFA or PDUFA, cGMPs and state licensing laws, in its performance under this Agreement.

11.10	Entire Agreement. This Agreement, including all exhibits and attachments, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements regarding the subject matter hereof, whether oral or written. This Agreement shall be modified or amended only by a writing signed by both ETON and ANDERSEN.

11.11	Authority. The parties executing this Agreement on behalf of ETON and ANDERSEN represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

11.12	Force Majeure. Neither Party shall be liable for delays in its performance caused by events beyond its control, such as fires, floods, labor shortages, strikes, epidemics, computer virus, earthquakes, riots, acts of terror, acts of God, storms, acts of civil or military authority or similar occurrences, provided the affected Party gives the other Party written notice of such event within three (3) business days of its occurrence. Such notice shall state the estimated duration of such event and the cause thereof and the affected Party shall use commercially reasonable efforts to work around such event beyond its control.

11.13	Headings and Construction. No rule of construction will be applied to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of this Agreement. The Article and Section headings in this Agreement are for convenient reference only, and will be given no substantive or interpretive effect. With respect to all terms used in this Agreement, words used in the singular include the plural and words used in the plural include the singular. The word ‘including’ means including without limitation, and the words ‘herein’, ‘hereby’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole. Unless the context otherwise requires, references found in this Agreement: (i) to Articles and Sections mean the Articles and Sections of this Agreement, as amended, supplemented and modified from time to time; (ii) to an agreement, instrument or other document means such agreement; (iii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time, to the extent provided by the provisions thereof and by this Agreement; and (iv) to a statute or a regulation mean such statute or regulation as amended from time to time.

11.14	Drug Supply Chain Security Act.

(1)	Capitalized terms used in this Section 11.14 will have the meanings set forth in the Drug Supply Chain Security Act of 2013, 21 U.S.C. Section 360eee, et seq., and the rules, regulations and guidance thereunder, all as amended from time to time (collectively, the “DSCSA”).

(2)	Each Party agrees to comply with all provisions of the DSCSA applicable to such Party. Upon any amendment of the DSCSA or the issuance of rules, regulation or guidance thereunder, the Parties will reasonably cooperate with each other to amend this Agreement, as necessary, in order to permit each Party to comply with its obligations pursuant to the DSCSA.

(3)	With respect any Product provided by ANDERSEN under this Agreement, ANDERSEN will provide to Eton, in such form and format as Eton shall reasonably request from time to time, any information required by Eton to complete and provide, in accordance with the DSCSA, Transaction Information and Transaction History for such Product (including, without limitation, lot-level information and, when required under DSCSA, Product Identifier information).

(4)	ANDERSEN, through CMO, will affix or imprint a Product Identifier to each package and homogenous case of Product provided by ANDERSEN under this Agreement. In connection with ANDERSEN’s performance pursuant to this Section 11.14(4), ANDERSEN will reasonably cooperate with Eton (including, without limitation, cooperating to implement Product Identifiers and related information technology that are compatible with Eton’s systems and industry standards, and that comply with the DSCSA).

(5)	ANDERSEN, through CMO, will implement and have in place systems to enable ANDERSEN, through CMO, to engage in the actions and perform the procedures set forth in 21 U.S.C. Section 360eee-1(b)(4) and Section 360eee-1(g)(1) and the rules, regulations and guidance thereunder (all as amended from time to time) to the same extent as if ANDERSEN were the manufacturer referred to therein. Upon Eton’s request, ANDERSEN, through CMO, will engage in such actions and perform such procedures and will, as reasonably requested by Eton, cooperate with Eton and Eton’s designees in connection therewith (such cooperation to include, without limitation, providing any additional requested information).

(6)	ANDERSEN acknowledges that the DSCSA may require that Eton provide information to the FDA, other government agencies or Trading Partners within twenty-four (24) hours after the occurrence of events specified in the DSCSA or within twenty-four (24) hours after request. Accordingly, if Eton requests additional information, ANDERSEN, through CMO, will provide such information to Eton in a timely manner in order to enable Eton to provide such information in compliance with the DSCSA.

(7)	ANDERSEN, through CMO, will keep and maintain records of its performance under this Section 11.14 for not less than six (6) years after such records are generated or such longer period as may be required under the DSCSA.

[Signatures on Following Page]

Development & Supply Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives effective as of the Effective Date.

ETON PHARMACEUTICALS, INC.	ANDERSEN PHARMA, LLC

By: /s/ Sean Brynjelsen	By: /s/ Christian Eidnes

Name: Sean Brynjelsen	Name: Christian Eidnes

Title: CEO	Title: President

EXHIBIT A

PRE-APPROVED MANUFACTURING FACILITIES

PRE-APPROVED FACILITY	MANUFACTURE/PERFORM THE FOLLOWING
Specified in NDA or ANDA filing	Manufacture API
Specified in NDA or ANDA filing	Complete/Prepare Finished Dosage form of Product

EXHIBIT B

FORM OF ASSET PURCHASE AGREEMENT

[ATTACHED]

EXHIBIT B

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the last date provided for on the signature page herein (the “Effective Date”), is entered into between ANDERSEN PHARMA, LLC, a Delaware limited liability company (“Andersen”), with a place of business at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 21925 Field Pkwy, Suite 235, Deer Park, Illinois 60010. The parties hereby agree as follows:

1.            Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1       “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2       “ANDA” shall mean an Abbreviated New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.3       “Assets” shall mean, collectively, (a) the Technology; (b) all discoveries, inventions, technology, compositions, formulations, samples, components, processes, standards, methods, procedures and techniques relating thereto; (c) all formulae, data, information, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable, relating thereto; (d) all product registrations and applications therefor relating thereto; (e) all Contracts (as defined in Section 3.7); and (f) all intellectual property rights and other assets relating thereto; in each case, that is owned or controlled by, or is in the possession of Andersen.

1.4       “Encumbrance” or “Encumbrances” shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any contract, covenant, arrangement, agreement, instrument or commitment to create any of the foregoing.

1.5       “FDA” shall mean the Food and Drug Administration of the United States or any successor thereto.

1.6       “Knowledge of Andersen” or “Andersen’s Knowledge” shall mean the actual knowledge of any director, officer, or employee of Andersen and the Knowledge such individuals would reasonably be expected to obtain in the course of diligently performing his or her duties for Andersen and/or making a reasonable inquiry into the matters contemplated by this Agreement.

1.7       “Licensee” shall mean a Third Party to whom Eton or its Affiliate has granted a license, immunity or other right under any intellectual property rights within the Assets to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.8       “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product submitted to the FDA.

1.9       “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.10     “Product” shall mean any product, in any form or formulation for injectable administration, containing ***, *** (***).

1.11     “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.12     “Technology” shall mean, collectively, Product together with all methods of manufacture or use thereof.

1.13     “Third Party” shall mean any Person other than Eton, Andersen or their respective Affiliates.

2.	Purchase and Sale of the Assets.

2.1       Assets. Subject to the terms and conditions of this Agreement, and specifically Section 2.1.1 herein, Eton hereby agrees to, and hereby does, purchase from Andersen, and Andersen hereby agrees to, and hereby does, sell, convey, transfer and assign to Eton, on the Effective Date, all of Andersen’s right, title and interest in and to the Assets. Concurrently with the execution of this Agreement, Andersen shall deliver all required consents to Contracts (as defined in Section 3.7) as set forth on Exhibit A. To the extent necessary to comply with applicable privacy laws, Andersen shall have the right to redact patient identifying information from any data or information transferred to Eton.

________________

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

2.1.1       Device Market Rights. Andersen shall have the right to reference the Eton Product NDA or ANDA in an FDA registration of a medical drug/device combination (such combination, the “Andersen Device”) (a) which device component has received independent approval from the FDA to be sold within the United States and (b) which combination is not competitive with a Product sold alone; provided, however, that if any Andersen Device is sold by Andersen or any related party or licensee which contains Product in any form or formulation for injectable administration, such Product shall be acquired and sourced only from Eton or its Affiliates or Licensees pursuant to a mutually accepted supply agreement at the then-current sale price for such Product.

2.1.2       Andersen NDA or ANDA Submission. In the event an NDA or ANDA for the Product is not submitted within three (3) years following the Effective Date (the “Eton Deadline Date”), Andersen shall have the right to submit an NDA or ANDA for the Product in its own name or in Eton’s name; provided, however, the Eton Deadline Date may be extended for an additional one (1) year period for and in consideration of a payment by Eton to Andersen of One Hundred Thousand Dollars ($100,000) on or before the Eton Deadline Date.

2.2       No Assumption of Liabilities. Eton shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Andersen which relate to Andersen’s ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Andersen shall remain responsible for and shall promptly pay such liabilities.

2.3       Transfer Documents. At such time as reasonably requested by Eton on or after the Effective Date, Andersen shall duly execute and deliver to Eton such additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Eton evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

3.            Representations and Warranties of Andersen. Andersen hereby represents and warrants to Eton, except as indicated on the disclosure schedules attached to this Agreement, as follows:

3.1       Authority and Binding Effect. Andersen has the full power and authority to execute and deliver this Agreement and other documents and instruments contemplated hereby. This Agreement and other documents and instruments contemplated hereby, and the consummation by Andersen of its obligations contained herein and therein, have been duly authorized by all necessary actions of Andersen, and this Agreement and other documents and instruments contemplated hereby have been duly executed and delivered by Andersen. This Agreement and other documents and instruments contemplated hereby are valid and binding agreements of Andersen, enforceable against Andersen in accordance with their respective terms.

3.2       Organization and Standing. Andersen is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia. Andersen is qualified to do business in each jurisdiction where such qualification is necessary. Andersen has the requisite power and authority to conduct its business as now conducted, to own the Assets and to use such Assets in the conduct of its business. Andersen does not have, and has not at any time had, any Affiliates.

3.3	Assets.

3.3.1       Andersen has good and marketable title to each of the Assets, and each of the Assets is in Andersen’s possession and held or controlled by Andersen free and clear of any Encumbrances (including any distribution rights and royalty rights). All Assets are and will be fully transferable, alienable or licensable by Eton without restriction and without payment of any kind to any Third Party.

3.3.2       All Assets are currently in compliance with applicable legal requirements and are not subject to any unpaid fees or taxes or actions falling due within ten (10) days after the Effective Date.

3.3.3       To the extent that any Assets were originally owned or created by or for any Person other than Andersen, (a) Andersen has obtained the complete, unencumbered and unrestricted right to effect the transfer of the Assets from Andersen to Eton and confirms that such transfer does not violate any such right to transfer; (b) no Third Parties have retained or otherwise have any rights or licenses with respect to the Assets; and (c) to the Knowledge of Andersen, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

3.3.4       Andersen has not transferred ownership of, or granted any license, immunity or other right, or authorized the retention of any rights to any Assets to any Person.

3.3.5       Andersen is not required to make or accrue any royalty, milestone or other similar payment to any Third Party in connection with any of the Assets.

3.3.6       Neither the Assets nor exploitation of the Assets, including development and commercialization of any Product, infringe or misappropriate the intellectual property of any Third Party.

3.3.7       Andersen has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Assets that comprise know-how, trade secrets, confidential or proprietary information, data, process technology and plans.

3.3.8       All data, information, results of experimentation and testing within the Assets are accurate and complete in all respects.

3.4       Conflicts and Consents. The execution and delivery by Andersen of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in the loss or impairment of any of the Assets or (b) conflict with (i) any provision of the charter document or bylaws of Andersen, each as amended to date, (ii) contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Andersen or any of its properties or assets (including intangible assets) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Andersen or any of its properties or assets (tangible and intangible). It is not necessary for Andersen to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Andersen to enter into or perform its obligations under this Agreement.

3.5       Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Andersen), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Andersen’s Knowledge, threatened, against Andersen, which (a) could reasonably be expected to adversely affect Andersen’s ability to perform its obligations under this Agreement or complete any of the transactions contemplated hereby or (b) involves the possibility of any judgment or liability, or which may become a claim, against the Assets, Eton or its business. Andersen is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Andersen or any of the Assets that affects, involves or relates to the Assets.

3.6       Compliance with Law/Permits. Andersen is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Andersen. No unresolved (a) charges of violations of laws or regulations relating to Andersen’s business have been made or threatened, (b) proceedings or investigations relating to Andersen’s business are pending or have been threatened, and (c) citations or notices of deficiency have been issued or have been threatened, against Andersen relating to or arising out of its business by any governmental authorities.

3.7       Contracts. Exhibit A lists all contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Andersen is a party as of the date hereof which arise out of or relate to the Assets except the Development and Supply Agreement effective as of May 9, 2017 (as amended or restated from time to time) between Andersen and *** (collectively, the “Contracts”). Andersen is not in violation of or in default under (nor is there existing conditions which with the passage of time either giving of notice or both would cause such a violation or default under) any such Contract. Each such Contract is in full force and effect, and has a legal, valid and binding obligation on Andersen, and to Knowledge of Andersen, each of the other parties thereto, and is enforceable in accordance with its terms. Andersen has not received notice that it is in violation or breach of or in default under any such Contract. Except as set forth on Exhibit A, no such Contract has a provision that would require consent, notice or the payment of money or transfer of property as a result of the transactions contemplated herein.

3.8       No Debarment. Neither Andersen, its (sub)contractors, nor any of its or their officers, directors, employees or consultants, have been debarred by the FDA or other applicable governing health authority (or authorities), under any existing or prior law or regulation.

***Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

3.9       Full Disclosure. The representations and warranties made by Andersen in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

4.	Representations and Warranties of Eton.Eton represents and warrants to Andersen as follows:

4.1       Authority and Binding Effect. Eton has the full corporate power and authority to execute and deliver this Agreement. This Agreement and the consummation by Eton of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Eton, and this Agreement has been duly executed and delivered by Eton. This Agreement is a valid and binding agreement of Eton’s, enforceable against Eton in accordance with its terms.

4.2       Organization and Standing. Eton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Eton is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a material adverse effect on Eton. Eton has the requisite corporate power and authority to conduct its business as now conducted.

4.3       Conflicts; Consents. The execution and delivery by Eton of this Agreement and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (a) any provision of the certificate of incorporation or bylaws of Eton, each as amended to date, (b) contracts, covenants, arrangements, agreements, instruments, commitments, purchase orders or licenses to which Eton or any of its properties or assets (including intangible assets) is subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Eton or any of its properties or assets (tangible and intangible), except in any such case where it would not have a material adverse effect on Andersen’s rights under the Assets. It is not necessary for Eton to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Eton to enter into or perform its obligations under this Agreement.

4.4       Compliance with Law/Permits. Eton is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Andersen. No unresolved (a) charges of violations of laws or regulations relating to Eton’s business have been made or threatened, (b) proceedings or investigations relating to Eton’s business are pending or have been threatened, and (c) citations or notices of deficiency have been issued or have been threatened, against Eton relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Eton.

5.            Consideration. The consideration for the sale to Eton of the Assets under this Agreement shall consist of one dollar ($1.00), payable within thirty (30) days after the Effective Date by such method as mutually agreed between the Parties.

6.	Andersen Covenants.

6.1      Transfer. Within thirty (30) days after the Effective Date, Andersen shall transfer to Eton all Assets (including any and all tangible embodiments thereof), including all items described on Exhibit B.

6.2      Further Assistance.

6.2.1       Andersen shall provide all cooperation reasonably requested by Eton in connection with any effort by Eton to establish, perfect, defend, or enforce its rights in or to the Assets. Such cooperation shall include (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as requested by Eton regarding the Assets.

6.2.2       Andersen shall provide, and shall cause its employees, contractors and consultants to provide, all cooperation, technical assistance and support reasonably requested by Eton regarding (a) the exploitation of the Assets (including the research, development and production of any Product), and (b) applying for, obtaining and maintaining any and all approvals, licenses, registrations or authorizations necessary or desirable to test, market or commercialize the Assets (including any Product). Such cooperation shall include providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as requested by Eton regarding the Assets and shall not exceed a total of eighty (80) hours.

6.2.3       Eton shall own, and Andersen hereby assigns to Eton, all right, title and interest in and to all results and other work product resulting from the activities described in this Section 6.2, together with all intellectual property rights therein and thereto.

6.3      Non-Competition. Subject to Section 2.1.1 herein and except as expressly agreed in writing by Eton, Andersen shall not, directly or indirectly, develop, seek to develop, make, have made, market, solicit orders for, offer for sale, sell, import, distribute or otherwise commercialize a Product or exploit the Technology.

7.	Indemnification.

7.1       Indemnification of Eton. Subject to the provisions of this Section 7, Andersen shall indemnify, defend and hold harmless Eton, its officers, directors, Affiliates, agents, stockholders and representatives (collectively, the “Eton Indemnitees”), from and against any and all loss, liability, damage and expense (including reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Eton Indemnitee to the extent arising out of:

7.1.1       any breach of the representations and warranties of Andersen set forth in this Agreement;

7.1.2       any breach of any covenant or agreement of Andersen set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3       the ownership, operation or exploitation of the Assets prior to the Effective Date or any liability or obligation whatsoever of Andersen.

7.2       Indemnification of Andersen. Subject to the provisions of this Section 7, Eton shall indemnify and hold harmless Andersen, its officers, directors, agents and representatives (collectively, the “Andersen Indemnitees”), from and against any and all Losses incurred or suffered by a Andersen Indemnitee to the extent arising out of:

7.2.1       any breach of the representations and warranties of Eton set forth in this Agreement;

7.2.2       any breach of any covenant or agreement of Eton set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3       the ownership, operation or exploitation of the Assets after the Effective Date or the manufacture, use, or sale of any Product solely by Eton, its Licensees or their respective Affiliates or the use of any Product by their customers.

7.3       Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim, demand, action or proceeding; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim, demand, action or proceeding with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnitee’s sole cost and expense. The Indemnifying Party shall not settle any claim, demand, action or proceeding with respect to which without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8.	Confidentiality.

8.1       Confidential Information. Except as otherwise provided in this Section 8, Andersen shall maintain in confidence all data and information comprising the Assets (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Andersen shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Andersen shall notify Eton promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2       Terms of this Agreement. Except as otherwise provided in this Section 8, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement in writing from time to time, without the other party’s consent.

8.3       Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the receiving party on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Eton may disclose the terms and conditions of this Agreement to any Person with whom Eton has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Eton.

8.4       Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9.	Miscellaneous.

9.1       Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 9.1 shall be void.

9.2       Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

9.3       Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the District of Delaware or state court in Delaware having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.4       Entire Agreement; Amendment. This Agreement, together with the Exhibits hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement, except that this Agreement does not supersede the Exclusive Development and Supply Agreement effective as of                     between the parties. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

9.5       Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

9.6       Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Andersen:	Andersen Pharma, LLC
160 Greentree Drive, Suite 101
Dover, Delaware 19904
Attention: Chief Executive Officer

If to Eton:	Eton Pharmaceuticals, Inc.
21925 Field Pkwy, Suite 235
Deer Park, Illinois 60010
Attention: Chief Executive Officer

9.7       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the Effective Date.

ANDERSEN

Andersen Pharma, LLC

By: Christian Eidnes
Its: Chief Executive Officer

Date:

ETON

Eton Pharmaceuticals, Inc.

By: Sean Brynjelsen
Its: Chief Executive Officer

Date:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Contracts

EXHIBIT B

Certain Assets To Be Transferred